EX-99.CODE ETH

SARBANES OXLEY CODE OF ETHICS

    1.   Covered Officers

            a. This Sarbanes-Oxley Code of Ethics applies to the Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers"), for the purpose of promoting:

                    i. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                    ii. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

                    iii. Compliance with applicable laws and governmental  rules and regulations;

                    iv. The prompt internal reporting of violations of the Sarbanes-Oxley Code of Ethics to an appropriate person or persons identified in the Sarbanes-Oxley Code of Ethics; and

                    v. Accountability for adherence to the Sarbanes-Oxley Code of Ethics.

            b. Each Covered Officer must comply with all applicable laws and governmental rules and regulations.

            c. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

    2. Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest.

         A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and the Investment Adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Sarbanes-

         Oxley Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Investment Adviser of which the Covered Officers are also officers or employees. As a result, the Sarbanes-Oxley Code of Ethics recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company, the adviser, or for both) be involved in establishing policies and implementing decisions that will have different effects on the Investment Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Investment Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. In addition, it is recognized by the Fund's Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

         Other conflicts of interest are covered by the Sarbanes-Oxley Code of Ethics, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Sarbanes-Oxley Code of Ethics, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

    3.   Each Covered Officer must:

            a. Not use his personal influence or personal relationships improperly to influence investment decisions and/or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

            b. Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund.

    4. In furtherance of the above, below are some examples of conflicts of interest that should be discussed with the CCO:

            a. Serving as a director on the board of any public, private company or not-for-profit organization;

            b.  The receipt of any gifts in excess of $100;

            c. The receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

            d. Any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, administrator and/or any affiliated person thereof;

            e. A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

    5.   Disclosure and Compliance

            a.  Each  Covered  Officer  should  familiarize   himself  with  the
                disclosure requirements generally applicable to the Fund;

            b. Each Covered Officer is responsible for ensuring that the disclosure included in reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund is full, fair, accurate, timely and understandable;

            c. Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and/or to governmental regulators and self-regulatory organizations; and

            d. It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

    6.   Reporting and Accountability

            a.  Each Covered Officer must:

                    i. Upon adoption of the Sarbanes-Oxley Code of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Sarbanes-Oxley Code of Ethics;

                    ii. Annually thereafter affirm to the Board that he has complied with the requirements of the Sarbanes-Oxley Code of Ethics;

                    iii. Not retaliate  against any other Covered Officer and/or any employee of the Fund or affiliated persons for reports of potential violations that are made in good faith; and

                    iv. Notify the CCO promptly if he knows of any violation of this Sarbanes-Oxley Code of Ethics. Failure to do so is itself a violation of the Sarbanes-Oxley Code of Ethics.

            b. The CCO is responsible for applying the Sarbanes-Oxley Code of Ethics to specific situations in which questions are presented relating to the Sarbanes-Oxley Code of Ethics. The CCO has the authority to interpret this Sarbanes-Oxley Code of Ethics in any particular situation. However, any waivers sought by the Covered Officer will require prior review and approval by the Board.

            c. The Fund will follow these procedures in investigating and enforcing this Sarbanes-Oxley Code of Ethics:

                    i. The CCO (or her designee) will take all appropriate action to investigate any potential violations reported to him;

                    ii. If, after such investigation, the CCO believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

                    iii. Any matter the CCO  believes to be a violation  will be reported to the Board. The Board will consider appropriate action, which may include review of, and/or appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; and/or a recommendation to dismiss the Covered Officer;

                    iv.  The Board will be responsible for granting waivers,  as
                         appropriate,    and   making   any   changes   to   the
                         Sarbanes-Oxley Code of Ethics.

    7. This Sarbanes-Oxley Code of Ethics shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Sarbanes-Oxley Code of Ethics, they are superseded by the Sarbanes-Oxley Code of Ethics to the extent that they conflict with the provisions of the Sarbanes-Oxley Code of Ethics. The Fund's and its Investment Adviser's codes of ethics under Rule 17j-l under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Sarbanes-Oxley Code of Ethics.

    8. Any amendments to the Sarbanes-Oxley Code of Ethics must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

    9. All reports and records prepared or maintained pursuant to the Sarbanes-Oxley Code of Ethics will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Sarbanes-Oxley Code of Ethics, such matters shall not be disclosed to anyone.

    10. The Sarbanes-Oxley Code of Ethics is intended solely for internal use by the Fund and does not constitute an admission by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.